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                                                                  EXHIBIT 99.371

The pricing mechanism that ISO proposes to use in its Rational Buyer methodology for the ancillary services market has serious flaws:
-        the prices are not market-clearing prices
- the prices are not marginal-cost-based prices (they do not reflect the way in which the costs that ISO incurs change as the requirements are changed slightly)
- the capacity ISO buys from each supplier and the prices it sets may not be in equilibrium - the suppliers may wish to change their bids in response to the prices
-        prices for a single ancillary service may differ for buyers and sellers
         - it drives a wedge between buyers and sellers that will open further arbitrage opportunities.

The pricing mechanism proposed will invite gaming behavior by the suppliers.

ISO proposes to use a process to select providers and set prices that will minimize the PAYMENTS it makes to providers of ancillary services GIVEN THE BIDS SUBMITTED. By using prices that are not market-clearing prices (i.e. that leave open arbitrage opportunities), ISO is ignoring the fact that suppliers will adjust their bidding strategies to extract more profit once they gain experience with the behavior of the market.

Suppose that a provider selling spinning reserves notices that ISO's Rational Buyer mechanism often pays higher prices to providers of nonspinning or replacement reserves. Since the market will be repeated daily, he will soon learn to reduce the quantity of capacity that he bids for spinning reserves and increase the quantity that he bids for nonspinning or replacement reserves. Similarly, suppose that he notices that ISO's Rational Buyer mechanism often charges higher prices to consumers of nonspinning or replacement reserves. He will soon learn to reduce the quantity of capacity that he bids to ISO for spinning reserves and sell nonspinning reserves or replacement reserves directly to the consumers to skim some of the price difference as profit. When suppliers change bidding strategies so as to restrict artificially the use of their capacity, the restrictions will reduce the efficiency of the ancillary service market and drive prices higher.

The mechanism is also needlessly complex and will produce a "black box" solution that will not be transparent to the participants. ISO mentions that the Rational Buyer mechanism will consider N(4) combinations of bid prices. If ISO receives bids from N = 500 resources, this would result in 62.5 billion combinations. The sheer numbers will make it almost impossible for a participant to verify that the results are rational and fair. This is particularly true for a provider from whom ISO buys capacity to provide a high quality ancillary service at a lower price than ISO is paying for a lower quality ancillary service.

ISO's Rational Buyer Mechanism will likely not produce efficient market-clearing prices in any given auction. This would be acceptable if the fashion in which providers adjust their bidding strategies would tend to drive the prices toward market-clearing prices over time. However, the prices can move in an unstable fashion as suppliers change bidding strategies. Consequently, it seems unlikely that the prices will converge to efficient prices over time.
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ISO could achieve an efficient and stable market by selecting ancillary service bids to minimize costs as measured by the bids submitted and setting its prices to the marginal costs of meeting the several ancillary services. This would produce market-clearing prices. The prices would not send signals that show arbitrage opportunities. If no one has market power, the parties should have incentives to bid their true costs. This would result in the selection of capacity that maximizes societal benefit and is the appropriate goal for a public benefit corporation such as ISO.

However, ISO's goal apparently is to find the absolute minimum of the payments it makes to providers of ancillary service capacity given their bids in a single instance of the auction. If this is the case, ISO cannot do any better than selecting capacity to minimize costs as measured by the bids and paying each selected provider the price that he specified in his bid. That is, ISO would minimize costs (given the bids) by using a first-price auction.

The consumers would be charged the average cost per MW that ISO pays for capacity for each of the ancillary services. Since demands for ancillary services are defined by ISO, ISO does not have to contend with elastic demand. Without demand elasticity, average cost pricing to consumers would be adequate.

Since ISO would not be setting market-clearing prices, there will be opportunities for arbitrage. As the auction is repeated, participants will learn and adjust their bidding strategies to maximize their profits. However, a body of economic theory indicates that the prices that ISO would pay under a first price auction should tend to move toward the market-clearing prices over time. They may not actually converge to the market-clearing prices but we would expect them to oscillate around them. The simplicity of the auction and pricing mechanism would facilitate transparency and allow the participants to adjust their bidding strategies as appropriate.

ISO would still use the "product substitution" component of Rational Buyer. However, it would replace its proposed pricing mechanism with a much simpler one of paying providers their as-bid costs and charging consumers the average cost of capacity procured for each service. This auction could be formulated as a simple minimization problem with linear constraints.

ISO and its participants could garner several benefits from such a first-price auction:
-        Reduced development costs
-        Enhanced market transparency
- A mechanism that encourages participants to devise strategies that clear the market.

ISO should hire an economist who is an expert in auctions (e.g. Robert Wilson) to review its Rational Buyer proposal as well as various other options for the ISO ancillary service market. The review should include:
-        Rational Buyer mechanism
-        Least-cost procurement (as measured by bids) with marginal-cost pricing
-        Least-cost procurement with payment as-bid (first-price auction).
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The consultant could help the ISO and the market participants choose a structure that would result in an efficient and stable market for ancillary services. This would benefit all participants in the California energy market.